PRESS RELEASE

Juniata Valley Financial Corp. Announces 10.3% Increase in Year-to-Date Earnings per Share for 2008
and Announces Quarterly Dividend Increase of 5.6%

Mifflintown, PA –July 21, 2008— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the quarter ended June 30, 2008 and for the first six months of 2008.

Basic and diluted earnings per share for the six months ended June 30, 2008 were $0.64, an increase of 10.3% as compared to the same period in 2007. Net income year-to-date through June 30, 2008 was $2,799,000, a 7.9% increase over the results for the first half of 2007. Total assets at June 30, 2008 were $431.9 million, an increase of 2.8% in comparison to year-end 2007.

For the quarter ended June 30, 2008, net income was $1,397,000, a 6.3% increase over the results for the second quarter of 2007. Basic and diluted earnings per share were $0.32 for the quarter, an increase of 6.7% as compared to 2007.

Mr. Evanitsky commented, “We are particularly pleased to be able to demonstrate to our shareholders and to the communities that we serve that our basic philosophies, including conservative lending practices and fair pricing standards, continue to result in consistently strong performance. As a well-capitalized institution, we are proud to provide full-service community banking where customers and investors can have confidence that we have the resources to meet the needs of our local economies. These resources are especially meaningful with the current level of anxiety and confusion surrounding the financial services industry.”

Net interest income was approximately $7.8 million for the first half of 2008, as compared to $7.7 million in 2007. The net interest margin, on a fully tax-equivalent basis, increased 13 basis points, from 4.13% to 4.26%, when comparing the two periods. The increase in the loan loss provision, to $144,000 during the period ended June 30, 2008, compared to $90,000 in the same 2007 period, resulted primarily from loan growth of 3.6% since year-end 2007. Credit quality remains strong, as indicated by the reduction in the ratio of net charge-offs to average loans outstanding from 0.05% for the period ended June 30, 2007 compared to 0.02% for the period ended June 30, 2008.

An other-than-temporary impairment charge of $393,000 was recorded during the period ended June 30, 2008 as a result of sustained deterioration in values of a portion of the common stock portfolio. During the six months ended June 30, 2007, we recorded a $33,000 charge to earnings for other-than-temporary impairment on a single stock held in the investment portfolio. Gains from securities transactions and the sales of other assets during the first six months of 2008 exceeded such gains during the first half of 2007 by $49,000 and $54,000, respectively. During the second quarter of 2008, proceeds from a bank-owned life insurance policy resulted in a gain of $179,000. Non-interest income, exclusive of the securities portfolio impairment charge and the other gains described above, increased by $113,000, or 5.5%, when comparing the two periods, partially as a result of increased debit card activity and other new services provided to customers. Additionally, included in noninterest income in the first six months of 2008 was $37,000 received through VISA’s redemption of Class B shares. Non-interest expense decreased by $54,000, or 0.9%, in 2008 as compared to 2007, primarily as a result of staffing changes.

Annualized return on average equity for the year-to-date period and the second quarter of 2008 was 11.51% and 11.42%, respectively, comparing favorably to the prior year’s ratios for the same periods of 10.90% and 11.17%, respectively. For the six months and three months ended June 30, 2008, annualized return on average assets was 1.32% and 1.31%, respectively, versus 1.23% and 1.24%, respectively, for the same periods in 2007.

The $0.18 dividend per share paid in the second quarter of 2008 reflected an increase of 5.9% over the regular dividend paid in the second quarter of 2007. Mr. Evanitsky announced that, on July 15, 2008, Juniata Valley’s Board of Directors declared a cash dividend of $.19 per share for the third quarter, payable on September 2, 2008 to shareholders of record on August 15, 2008, reflecting a 5.6% increase in regular dividends as compared to the prior year.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. common stock trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.